Exhibit 10.23

AGREEMENT OF PURCHASE AND

SALE OF REAL PROPERTY

AND ESCROW INSTRUCTIONS

1.           Parties. This Agreement of Purchase and Sale of Real Property and Escrow Instructions ("Agreement") dated for identification purposes April 4, 2014, is made and entered into by and between FP Southway, LLC, a Delaware limited liability company ("Seller") and American Realty Capital IV, LLC, a Delaware limited liability company ("Buyer").

2.           Recitals.

2.1            Seller is the owner of that certain real property (the "Land") which is located at 8006 South Gessner Road, Houston, Texas, and is more particularly described on Exhibit "A" attached hereto. The Land is improved with a shopping center, commonly known as Southway Shopping Center, containing approximately 181,809 rentable square feet (the "Improvements").

The Land and the Improvements, and all fixtures which have attached to the Land and the Improvements are herein collectively referred to as the "Property." As used herein the term "Property" shall also include all right, title and interest of Seller in and to (i) (a) any strips or gores adjoining or adjacent to the Land, (b) the streets and roads adjoining or adjacent to the Land to the center line thereof, and (c) all oil, gas, mineral, water, drilling and irrigation rights, if any, running with or otherwise pertaining to the Land, (ii) the landlord's interest under all leases (the "Leases") for the Property, which Leases are described on the Schedule of Leases (herein so called) attached hereto as Exhibit "B", including all rights to all security deposits, prepaid rentals attributable to periods occurring after the Closing (as hereinafter defined), and lease guaranties, if any; (iii) all other written agreements which affect the Property (including all amendments thereto) (the "Contracts") including, without limitation, personal property leases and contracts, other than the Leases and Permitted Exceptions (as hereinafter defined). A schedule of all Contracts in existence on the as of the date of this Agreement is attached hereto as Exhibit "B-1"; (iv) all licenses, permits, approvals, dedications, variances, consents, waivers and entitlements issued, approved or granted by governmental authorities or otherwise in connection with the Land and/or the Improvements or the use thereof (the "Approvals"); (v) the trademark, service mark, trade name and name "Southway Center" and all other trademarks, services marks, trade names, names and logos used in connection with the advertising and promotion of the Property or otherwise relating to the Property, and any variations thereof, together with all good will of the business connected with the use of and symbolized by such trademarks, service marks, trade names, names and logos, any telephone numbers and listings for the Property and any copyrights, trade secrets, intellectual property and other intangible property relating to the Property (the "Intangibles"); (vi) all warranties and guaranties, if any, relating to the Property (the "Warranties"); (vii) all construction, operating and reciprocal easement agreements affecting the Property (the "REAs"); (viii) all plans and specifications and other architectural and engineering drawings for the Property (the "Plans"); and (ix) all furniture, apparatus, equipment, systems and machinery, if any, owned by Seller and which is attached to or appurtenant to or used in connection with the Improvements (the "Personal Property").

2.2            Seller desires to sell the Property to Buyer and Buyer desires to purchase the Property from Seller upon and subject to the terms and conditions set forth below.

3.           Agreement to Purchase and Sell Property. Seller hereby agrees to sell the Property to Buyer and Buyer hereby agrees to purchase the Property from Seller on the terms and conditions of this Agreement.

4.           Purchase Price and Terms.

4.1            Payment of Purchase Price. The purchase price for the Property (the "Purchase Price") shall be

Twenty-Nine Million Two Hundred Thousand Dollars ($29,200,000.00), payable as follows:

(a)            Within two (2) business day after the mutual execution of this Agreement, Buyer shall deposit with Escrow Holder (as defined in Paragraph 5.1 below) immediately available funds in the amount of Four Hundred Thousand Dollars ($400,000.00) (the "Deposit") which shall be applied against the Purchase Price upon the Close of Escrow.

(b)            Buyer shall deposit with Escrow Holder, no later than one (1) business day prior to the Closing Date, immediately available funds in the amount of the balance of the Purchase Price as adjusted by the parties respective obligations for costs and prorations as set forth in this Agreement.

4.2          Investment of Deposit. Escrow Holder shall invest the Deposit in an interest bearing, federal insured account approved by Buyer. Any interest earned on the Deposit prior to the release to Seller shall be added to the Deposit. If the purchase and sale of the Property is consummated, the Deposit shall be applied against the Purchase Price. If the purchase and sale of the Property is not consummated because of the failure of any of Buyer's conditions precedent (as defined in Paragraph 14 below) or if Buyer otherwise terminates this Agreement in accordance with the terms of this Agreement, including, without limitation, Paragraphs 9 and 17.2 below, the Deposit shall be promptly refunded to Buyer. If the purchase and sale of the Property is not consummated because of Buyer's default under this Agreement, the Deposit shall be non-refundable and shall be paid to and retained by Seller as liquidated damages pursuant to Paragraph 17 below. Concurrently with the execution of this Agreement, Buyer shall deliver the sum of $100.00 (the "Independent Consideration") to Escrow Holder as independent consideration for the execution of this Agreement by Seller and Buyer. The Independent Consideration shall not be refundable to Buyer and, following receipt by Escrow Holder, shall be delivered by Escrow Holder to, and thereafter retained by, Seller.

4.3          Waiver of Contingencies. Buyer expressly acknowledges and agrees that Buyer's failure to terminate this Agreement in writing on or before the Contingency Date shall be deemed Buyer's approval or waiver of the contingencies set forth in Paragraphs 9.1 and 9.2 below. In such event, the Deposit shall be deemed fully earned and non-refundable unless escrow fails to close as a result of (i) Seller's default hereunder, or (ii) Buyer's or Seller's termination of this Agreement in compliance with the terms of Paragraph 16.2 below; or (iii) failure of any of the Buyer's conditions precedent set forth in Paragraph 14.1.

5.           Escrow; Closing Date.

5.1           Opening of Escrow. A copy of this Agreement executed by the parties shall be deposited in an escrow ("Escrow") with Benchmark Title Services, 2000 McKinney Avenue, 4th Floor, Dallas, Texas 75201, Attention: Brett Poston, Telephone: (214) 485-8676, email: bposton@bmktitle.com ("Escrow Holder"), and shall serve as the escrow instructions, together with such further instructions, if any, as the parties shall provide by written agreement. The parties agree to execute such further escrow instructions as Escrow Holder may require as long as Escrow Holder shall not require the imposition of any additional obligations or liabilities on the parties. Such further instructions shall not modify the provisions of this Agreement unless otherwise expressly set forth therein. Escrow shall be deemed "opened" on the date fully executed counterparts of any further escrow instructions required by Escrow Holder are deposited. The parties agree to perform all acts reasonably necessary to open Escrow within five (5) business days of the execution of this Agreement. Escrow Holder shall promptly give Buyer and Seller written notice of its acceptance of this Agreement and of the date on which Escrow has opened.

5.2           Close of Escrow. The terms "Close of Escrow," "Closing" and "Closing Date" shall mean that date on which the conveyance of the Property to Buyer shall be consummated, which date shall be the first business day that is the later to occur of (i) thirty (30) days after the Contingency Date and (ii) June 9, 2014. Buyer shall have a one-time right to extend the Closing Date to a date that is no later than July 9, 2014 upon (a) written notice

(“Buyer’s Extension Notice”) to Seller at least one (1) business day before the scheduled Closing Date; and (b) delivery to Escrow Holder of an additional deposit of Four Hundred Thousand Dollars ($400,000.00) within two (2) business days after delivery of the Buyer’s Extension Notice (which deposit shall be added to, and become part of the Deposit).

5.3            Termination of Escrow. If Escrow Holder is unable to close Escrow by the Closing Date in compliance with this Agreement, Escrow Holder shall hold the Escrow open and effect Closing as soon as it is able to do so in compliance with this Agreement unless Escrow Holder receives a written demand to terminate Escrow from either Buyer or Seller (provided such demanding party is not then in default hereunder), whereupon Escrow Holder shall send a copy of such demand to the other party. If the other party does not object to the termination of Escrow within five (5) business days of its receipt of such demand, then Escrow Holder shall terminate Escrow and return all of the documents and funds then held by Escrow Holder to the party who has deposited the same. If the other party objects to the termination of Escrow within such five (5) business day period, then Escrow Holder shall not terminate Escrow but shall hold such documents and funds then held by Escrow Holder until Escrow Holder shall have received instructions signed by both parties with respect to such funds and documents. At any time after one party makes written demand for the termination of Escrow and the other party objects thereto, Escrow Holder may deposit all documents and funds then held by Escrow Holder in a court of competent jurisdiction and, after giving written notice of the same to Buyer and Seller, Escrow Holder's obligations hereunder shall terminate.

5.4            No Liability for Escrow Holder. Escrow Holder is not to be held liable for the sufficiency or correctness as to form, manner of execution or validity of any instruments deposited with Escrow Holder, as to the identity, authority or rights of any person executing the same, nor for any failure to comply with any of the provisions of any agreement, contract or other instrument referred to in this Agreement. Escrow Holder's duties hereunder shall be limited to the safekeeping of any documents or monies received by it as Escrow Holder and for the disposition of the same in accordance with the written instructions of the parties hereto. Escrow Holder shall not be concerned with any agreements contained herein not required by Escrow Holder to close the Escrow.

5.5            No Withdrawal of Funds. No party shall have the right to withdraw any monies or documents deposited by it with Escrow Holder prior to the Close of Escrow or the termination thereof in accordance with the terms of this Agreement.

5.6            Delivery of Documents and Materials. Within three (3) business days after the mutual execution of this Agreement, Seller shall deliver to Buyer the documents and materials described in Schedule "1" attached hereto, all if and to the extent the same are in Seller's possession or control or can be reasonably obtained by Seller, and have not already been delivered to the Buyer prior to the date hereof (collectively, the "Materials"):

Additionally, for so long as this Agreement remains in effect, Buyer shall have the right, during normal business hours and at Buyer's sole cost and expense, to inspect and photocopy all of Seller's books and records relating to the Property (excluding confidential and other proprietary information).

6.           Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller for the purpose of inducing Seller to enter into this Agreement and to consummate the transactions contemplated hereby, all of which shall be true as of the date hereof and as of the Closing Date and shall survive the Close of Escrow and conveyance of title to the Property hereunder:

(a)            Buyer has the legal power, right and authority to enter into this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer hereby represent and warrant that they have the power, right and authority to bind Buyer.

(b)            All requisite action has been taken by Buyer and all requisite third party consents have been obtained in connection with the entering into this Agreement and the instruments and documents referenced herein, and the consummation of the transaction contemplated hereby, and no consent of any third party is required.

(c)            This Agreement is, and all agreements, instruments and documents to be executed by Buyer pursuant to this Agreement shall be duly executed by and are, or shall be, valid and legally binding upon Buyer and enforceable in accordance with their respective terms.

(d)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in a breach of or constitute a default under any agreement, document, instrument or any other obligation to which Buyer is a party or to which Buyer may be bound or affected, or, to Buyer's knowledge, under any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Buyer.

(e)            Neither Buyer nor, to Buyer’s knowledge, any direct or indirect owner of Buyer is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States. The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

(f)            Buyer is not a party in interest under Section 3(14) of the Employee Retirement Income Security Act of 1974 (“ERISA”), or a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

(g)            Buyer’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code

(h)            Buyer is not an entity whose assets are deemed to be “plan assets” under ERISA, and the funds being used by Buyer to acquire the Property do not constitute in full or in part “plan assets” subject to ERISA (as defined in 29 C.F.R. § 2510.3-101).

(i)             Buyer acknowledges that one of the existing tenants (Ashley Stewart) has filed a Chapter 11 bankruptcy and that such filing shall not (i) be the basis for any Purchase Price reduction; (ii) invalidate any of the Seller’s representations or warranties; or (ii) constitute a failure of any condition precedent to Closing.

7.           Representations and Warranties of Seller.

7.1          Seller's Representations. Seller hereby represents and warrants the following to Buyer for the purpose of inducing Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, all of which shall be true as of the date hereof and as of the Closing Date (except that any representation which is expressly stated below as being made "as of the date of this Agreement" shall be true only as of the date of this Agreement) and shall survive the Closing and conveyance of title to the Property hereunder:

(a)            Seller is a duly organized, validly existing limited liability company in good standing under the laws of the State of Delaware. Seller has the legal power, right and authority to enter into this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller hereby represent and warrant that they have the power, right and authority to bind Seller.

(b)            All requisite action has been taken by Seller and all requisite consents have been obtained in connection with the entering into this Agreement and the instruments and documents referenced herein, and the consummation of the transaction contemplated hereby, and, except as provided in this Agreement, no consent of any other party is required except Lender's consent to the loan assumption.

(c)            This Agreement is, and all agreements, instruments and documents to be executed by Seller pursuant to this Agreement shall be duly executed by and are, or shall be, valid and legally binding upon Seller and enforceable in accordance with their respective terms.

(d)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in a breach of or constitute a default under any agreement, document, instrument, or other obligation to which Seller is a party or by which Seller may be bound, or under any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Seller or to the Property.

(e)            As of the date of this Agreement, there is no litigation pending, or, to Seller's knowledge, threatened, against Seller which relates to the Property or the transactions contemplated hereby, which would materially adversely affect Buyer’s intended use of the Property, except as previously disclosed to Buyer in writing.

(f)            As of the date of this Agreement, the Property is subject only to the Leases set forth on the Schedule of Leases, which Schedule of Leases contains a list of all Lease documents, including the original Leases, amendments, side letter agreements and guaranties. As of the date of this Agreement, the Leases are in full force and effect, and, to Seller's knowledge, as of the date of this Agreement, there are no defaults by any tenants under the Leases, except as may be disclosed to Buyer by Seller in writing.

(g)            There are no pending or, to Seller's knowledge, contemplated condemnation or annexation proceedings affecting the Property or any part thereof.

(h)            To Seller's knowledge, as of the date of this Agreement, Seller has not received any written notice from any governmental authority regarding any violation of any law, ordinance, regulation, order or requirement applicable to the Property which has not been satisfied.

(i)             To Seller’s knowledge, as of the date of this Agreement, there are no Leases or other tenancies for any space in the Property other than those set forth on the Schedule of Leases. Seller has delivered (or will promptly deliver after request by Buyer to the extent in Seller's possession or control) true, correct, complete and legible copies of each Lease (including all guarantees, amendments, and/or assignments thereof) and subleases, if any. To Seller's knowledge, the information set forth on the Schedule of Leases is true and correct in all material respects.

(j)            Attached hereto as Exhibit "B-1" is a list of all Contracts. As of the date of this Agreement, Seller has not received written notice of default under any of the Contracts nor, to Seller's knowledge, are any parties in default under any of the Contracts.

(k)            Seller has received no written notice of any actions, suits or other proceedings by any person, firm, corporation, Tenant or by any Governmental Authority now pending against or affecting the Property.

(l)             Seller has no knowledge of any pending or threatened eminent domain proceedings affecting the Property, in whole or in part.

(m)            Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder).

(n)            Seller is not insolvent or bankrupt. Seller has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller in an involuntary case or appointed a custodian of Seller for all or any substantial part of its property.

(o)            Seller has not received any written notice from any governmental authority of any uncured violation of any Environmental Laws (as hereinafter defined), and, to Seller's knowledge, there is no uncured violation of Environmental Laws. "Environmental Laws" means all laws or regulations which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials (as hereinafter defined). "Hazardous Materials" shall mean:

(a)            Those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in the: Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et. seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. § 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et. seq.; the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. § 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. § 2601 et. seq. or any equivalent state or local laws or ordinances; or the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq. or any equivalent state or local laws or ordinances;

(b)            Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(c)            Any material waste or substance which is (A) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317) or (B) radioactive materials; and

(d)            These substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in the Hazardous Waste Management Act of 1978.

(p)            To Seller’s knowledge, there are no options to purchase or rights of first refusal affecting or relating to the Property.

(q)            To Seller's knowledge, the copies of the Materials delivered or to be delivered to Buyer pursuant to Paragraph 5.6 are true, correct and complete copies of the Materials in Seller's possession.

(r)             Neither Seller nor, to Seller’s knowledge, any direct or indirect owner of Seller is (x) identified on the OFAC List or (y) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States.

7.2          Seller's Knowledge. As used herein, "to Seller's knowledge" and phrases of similar import means the actual (not constructive) conscious knowledge, without attribution and without any duty of independent investigation or inquiry whatsoever and without undertaking any investigation or inquiry, of Scott C. Dew. Seller represents and warrants that Scott C. Dew is the principal of Seller having responsibility for the Property, and is the person within Seller's organization most likely to have knowledge or information with respect to the Property. It is the express intention of Buyer and Seller that, in order for Buyer to recover any damages or have any other remedies against Seller by reason of an alleged breach of Seller's representations and/or warranties set forth herein which are limited to Seller's actual knowledge, Buyer shall be required to allege and prove that the foregoing individual had actual conscious knowledge of the falsity of such representation and/or warranty when made. It is also expressly agreed and understood that in no event shall Buyer be entitled to bring any action(s) for damages or otherwise against the aforementioned individual or any other officer, director, employee, agent, shareholder, partner, member, principal, attorney, accountant, consultant, contractor or broker of Seller. Any action against Seller based upon an alleged breach of Seller's representations and warranties herein must be filed within twelve (12) months after the Closing Date, and failure to timely file any such action shall be deemed Buyer's waiver and release of any such action.

7.3            AS-IS Conveyance. Buyer expressly acknowledges and agrees: (a) Seller has (or will have by the Contingency Date) made available to Buyer and Buyer's representatives for their review and inspection all plans, drawings, reports and other documents with respect to the Property in Seller's actual possession or control which Buyer has requested; (b) Buyer has made (or by the Contingency Date will make) such independent factual, physical and legal examinations and inquiries as Buyer deems necessary and desirable with respect to the Property and the transaction contemplated by this Agreement; (c) except for Seller's representations and warranties set forth in this Agreement and any documents executed by Seller at the Closing, Buyer is specifically purchasing the Property on an "AS-IS WITH ALL FAULTS BASIS" and is relying solely upon Buyer's own independent factual, physical and legal investigations, examinations and inquiries and the materials and information prepared by Buyer or by third parties at Buyer's request in determining that the Property and each portion thereof is suitable and adequate in all respects for any and all activities and uses which Buyer may elect to conduct thereon; (d) Seller is not making, has not made and expressly disclaims any representation, warranty or other assurance whatsoever with respect to the Property or any condition or feature thereof, including without limitation, any representation, warranty or assurance regarding the validity or accuracy of any documents (or the date contained therein) delivered by Seller to Buyer or made available for Buyer's review and inspection (except as otherwise set forth in this Agreement); (e) Buyer shall verify the accuracy and reliability of such documents and date with the parties who prepared the same; and (f) Buyer is (or by the Contingency Date will be) fully acquainted with the nature and condition, in all respects, of the Property, including the existence or availability of all permits and approvals from governmental authorities and the soil and geology thereof. The provisions of this Paragraph 7.3 shall survive the Close of Escrow.

7.4            No Additional Representations by Seller. Except as expressly set forth in this Agreement or in the documents to be executed and delivered by Seller at the Closing, neither Seller nor any of its agents, partners, employees, officers, directors, agents, shareholders, members, principals, attorneys, accountants, consultants contractors or brokers has made and does not make any representations or warranties, whether oral or written, expressed or implied, with respect to: (i) any physical or environmental aspect or condition of the Property or any part thereof (including, without limitation, the presence of any Hazardous Materials; (ii) any dimension or specifications of the Property or any part thereof, including, without limitation, the square footage or rentable area of the improvements or the number or sufficiency of parking spaces on or about the Property; (iii) feasibility, desirability, suitability, habitability or convertibility of the Property and any part thereof into or for any particular use or purpose; (iv) the zoning, building or land use restrictions applicable to the Property or any part thereof; (v) the Leases, the tenants, or the project income or expenses, if any, for the Property; (vi) soil, seismic or other geological conditions effecting the Property or any part thereof with any applicable laws, rules or regulations, including, without limitation, use permits, building codes, fire and safety codes and handicapped access codes and regulations (including, without limitation, the Americans With Disabilities Act); (vii) the truth, accuracy or completeness of any of the materials or documents delivered to Buyer; (viii) the availability or unavailability of governmental, quasi-governmental or other permits, approvals, licenses, or entitlements, if any, in any way relating to the Property or any part thereof; (ix) the availability or unavailability of water, sewer, electric, telephone or other utility services, if any, for the Property or any part thereof; (x) the operability, adequacy, state of repair or useful life of any fixture, equipment, machinery or other apparatus of the Property; (xi) restrictions on hours of operation, parking, types of tenants and uses, signage, architectural and other limitations imposed by zoning, use permits and other restrictions effecting the Property; and (xii) any other matter of any nature whatsoever relating in any way to the Property or to any of the documents delivered by Seller to Buyer.

7.5          Release.

(a)            As of the Close of Escrow, Buyer, on behalf of itself and its successors, assigns, and successors in interest including subsequent owners and/or lessees of the Property (all of the foregoing are collectively referred to herein for convenience as “Releasors”), hereby now and forever fully and completely and forever releases, discharges, and covenants not to sue the Releasees (as hereafter defined) of and from any and all present or future rights, demands, actions, causes of action, losses, costs, expenses, liens, debts, liabilities, allegations, suits, damages, sums, judgments, equitable or injunctive relief of any sort, obligations or claims of any kind or character whatsoever, including without limitation attorneys' fees and costs (collectively for purposes of this Paragraph, “Claims”), whether known or unknown, foreseen or unforeseen, accrued or that may hereafter accrue, fixed or contingent, whether arising by law, equity, or otherwise, or pursuant to any current or future federal, state, local or common law, regulation, statute, rule, ordinance, directive, order, or court ruling, whether based in tort, contract, or any other theory of recovery that the Releasors have, or may hereafter have, which arise out of or are in any way connected with (or are alleged to arise out of or be in any way connected with), either directly or indirectly, in whole or in part, any acts, omissions, conditions, or circumstances, which occurred or were in existence (or are alleged to have occurred or to have been in existence), in whole or in part, on, at, under, or from the Property: (i) at any time on or before the Close of Escrow, and/or (ii) at any time after the Close of Escrow, during any ownership, operation and/or occupancy of the Property by the Releasors.

(b)            Buyer further hereby agrees to indemnify, defend, and hold the Releasees harmless from and against, and covenants not to sue Releasees for, any and all "Claims”, whether known or unknown, foreseen or unforeseen, accrued or that may hereafter accrue, fixed or contingent, whether arising by law, equity, or otherwise, or pursuant to any current or future federal, state, local or common law, regulation, statute, rule, ordinance, directive, order, or court ruling, whether based in tort, contract, or any other theory of recovery that the Releasors have, or may hereafter have, which arise out of (or are alleged to arise out of), either directly or indirectly, in whole or in part, the negligence or willful misconduct of Buyer or Buyer's Personnel during any entry onto the Property by Buyer or Buyer's Personnel and/or the performance by Buyer or Buyer's Personnel of any and all inspections, tests, and studies with respect to the Property which Buyer may elect to make pursuant to Paragraph 9.1, including but not limited to any sampling.

(c)            All of the matters described in subparagraphs (a) and (b) above and subparagraph (d) below are referred to herein collectively for convenience as the “Released Matters”. As used in this Agreement, the “Releasees” means Seller, Seller’s successors and assigns, and Seller’s and Seller’s successors’ and assigns’ respective former, present, and future directors, officers, partners, employees, leased workers or temporary workers, property managers, contractors, consultants, attorneys, accountants, agents, brokers, and other representatives.

(d)            The Released Matters also includes: (i) the existence or presence on the Property of construction, design or natural defects of any kind or nature, whether patent or latent, (ii) Hazardous Materials on, at, under, or from the Property, and (iii) violations of any past, current, or future federal, state, or local law applicable to the physical condition of the Property.

(e)            Buyer, on behalf of itself and the other Releasors, hereby represents and warrants that the Releasors have not assigned or transferred, or purported to assign or transfer, voluntarily, involuntarily, or by operation of law, any right, title, or interest in or to any Claim for any Released Matter.

(f)            Notwithstanding anything to the contrary, the release, discharge, and covenant not to sue set forth above is not intended to, and shall not, in any manner whatsoever release or discharge Seller from, and the Released Matters shall in no event include: (a) any representations or warranties of Seller pursuant to Paragraph 7.1 above or otherwise set forth in this Agreement or in any of the documents to be executed and delivered by Seller at the Closing; (b) claims relating to Seller's indemnification under Paragraph 8.2; (c) claims relating to post-closing prorations pursuant to Paragraph 13.1. The release, discharge, and covenant not to sue set forth above is not intended to, and shall not, prohibit an action to enforce or interpret this Agreement.

(g)            The release, discharge, and covenant not to sue set forth in this Paragraph shall survive the Close of Escrow.

7.6          Breach of Representations and Warranties. If prior to the Close of Escrow, Buyer actually learns of any fact or circumstances which makes any of Seller's representations or warranties materially untrue or misleading, Buyer's sole remedy shall be to terminate this Agreement and to receive a refund of its Deposit, it being understood that Buyer expressly waives any right to close escrow and pursue any claims against Seller for any breach of such representations and warranties.

7.7          Limitation on Liability. The liability of Seller for breach of a representation or warranty made in this Article 7 shall terminate with respect to such representations and warranties if Buyer has not commenced an action against Seller within twelve (12) months after the Closing and shall otherwise be limited as set forth in this Agreement.

8.           Representations and Warranties of Seller and Buyer Regarding Brokers.

8.1          Brokers. Each party represents and warrants that it has not employed any brokers or finders in connection with the transactions contemplated hereby other than CBRE ("Broker").

8.2          Broker's Indemnity. Except for the commission due Broker, which shall be paid by Seller pursuant to a separate agreement between Seller and Broker, each party shall indemnify, save, defend and hold the other party free and harmless from and against any and all obligations or liabilities to pay any real estate broker's commission, finder's fee, or other compensation to any person, firm or corporation arising from or in connection with this Agreement or the Property which results from any act or agreement of such party.

9.           Contingencies. Notwithstanding anything to the contrary contained in this Agreement, Buyer's obligation to purchase the Property and to close Escrow hereunder is subject to Buyer's written approval or waiver of all of the following matters:

9.1          Condition of Property. Within thirty (30) days after the mutual execution of this Agreement (the "Contingency Date"), Buyer shall have approved, in Buyer's sole and absolute discretion, the results of any and all inspections, tests and studies with respect to the Property which Buyer may elect to make or obtain and any other matters relating to the Property. Buyer's failure to timely disapprove such results or other matters in writing (which disapproval need not be specific or state any reasons for disapproval) shall be deemed Buyer's approval thereof. Upon Buyer's written disapproval (prior to or on the Contingency Date) of such results or other matters for any reason (or no reason) whatsoever, in Buyer's sole and absolute discretion, this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except for Buyer's obligations under this Paragraph 9.1 and Paragraph 21 below. The cost of any such inspections, tests and studies shall be borne entirely by Buyer. For the sole purpose of conducting such inspections, tests and studies, Buyer and Buyer's representatives shall have the right, during reasonable business hours, upon reasonable notice for so long as this Agreement remains in effect, to enter onto the Property provided that (i) Seller or a representative of Seller is given at least forty-eight (48) hours prior written notice of such entry and an opportunity to accompany Buyer during such inspections (provided that the unavailability of a representative of Seller to accompany Buyer shall not be a basis to delay an inspection by Buyer); and (ii) Buyer does not contact or otherwise communicate with any of the tenants unless Seller is given at least forty-eight (48) hours prior written notice and an opportunity to accompany Buyer during such tenant communication (provided that the unavailability of a representative of Seller to accompany Buyer shall not be a basis to delay a communication with a tenant by Buyer). Buyer shall repair any damage to, and remove any liens against, the Property caused by such tests, inspections and studies by Buyer. In the event that Buyer intends to perform any tests which involve sampling of soil, soil gas, ground water or air on or under the Property, Buyer shall first obtain Seller's written consent, which consent may be withheld in Seller’s sole discretion. In the event Seller consents to such sampling, Buyer shall, prior to entry upon the Property by Buyer or its agents, contractors or employees for purposes of such sampling, deliver to Seller a copy of the proposed sampling plan and schedule which identifies the environmental consultant and any other contractors performing the work, and the number, type and location of all samples, sampling methods and the analyses to be performed. Seller shall have the right to reasonably approve such sampling plan prior to commencement thereof. Neither Buyer nor any of its successors, assigns, officers, directors, partners, employees, attorneys, contractors, subcontractors, consultants, lenders, affiliates, agents or representatives (collectively, "Personnel") shall provide to Seller or to any federal, state or local regulatory agency or other governmental entity or any other person or entity any results of any environmental inspections, tests or studies performed by Buyer pursuant to this Paragraph, including but not limited to, any sampling, unless specifically and expressly requested by Seller or unless Buyer's counsel advises Buyer in writing that Buyer is required by law to make such disclosure, in which case Buyer shall offer to share such written advice by its legal counsel with Seller's counsel prior to making such disclosure. In any event, prior to entering onto the Property for any purpose, Buyer shall deliver to Seller an original endorsement to Buyer's commercial general liability insurance policy which evidences that Buyer is carrying a commercial general liability insurance policy with a financially responsible insurance company covering all of the activities of Buyer and Buyer's Personnel, and all of Buyer's indemnity obligations contained in this Paragraph 9.1. Such endorsement shall evidence that such insurance shall have a per occurrence limit of at least One Million Dollars ($1,000,000), shall name Seller as an additional named insured, shall be primary insurance for Seller, shall contain a waiver of subrogation against Seller's other insurance, and shall contain a cross liability endorsement. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against and covenants not to sue Seller for any and all loss, cost, damage, liability and expense, including without limitation attorney's fees and costs, arising out of the negligence or willful misconduct of Buyer or Buyer's Personnel during any entry onto the Property by Buyer or Buyer's Personnel and/or the performance of any and all inspections, tests and studies with respect to the Property which Buyer may elect to make pursuant to this Paragraph, including but not limited to any sampling. Buyer's obligation to indemnify, defend and hold harmless Seller shall not be limited by the amount of Buyer's insurance coverage. If the transactions contemplated by this Agreement shall fail to close for any reason other than a default by Seller, Buyer shall, at Seller's written request, assign and deliver to Seller, without charge, immediately upon the termination of this Agreement copies of all third party prepared, non-proprietary work product produced by or on behalf of Buyer with respect to the Property; provided, however, all such environmental reports, tests and results are and shall remain the confidential property of Buyer, and in no event shall Buyer deliver to Seller any such environmental reports, tests or results unless Seller requests the same from Buyer in writing.

9.2          Title. Within ten (10) days after the mutual execution of this Agreement, (a) Seller shall cause Benchmark Title Services (the "Title Company") to deliver to Buyer a commitment for a standard T-1 owner's policy for the Property along with legible copies of all items identified as exceptions therein (collectively, the "Commitment"), and (b) Seller shall deliver to Buyer a current ALTA/ACSM "as built" survey of the Property, certified to the Title Company, Seller, Buyer and Buyer's lender (the "Survey"). Buyer shall notify Seller within ten (10) days after receipt of the last of the Commitment and the Survey (but in no event later than the Contingency Date) of any exceptions or other matters disapproved by Buyer on the Commitment or the Survey. Buyer's failure to timely disapprove of the Commitment and the Survey in writing shall be deemed Buyer's approval thereof. If Buyer disapproves any matters of title, then Seller shall have the right to specify the matters which Seller shall address and the manner in which it will do so in a written notice (the "Seller's Cure Notice") delivered to Buyer within five (5) days after the receipt of Buyer's disapproval notice. Seller's failure to timely deliver a Seller's Cure Notice shall be deemed Seller's refusal to cure any of the disapproved matters. Buyer shall have five (5) days after receipt of Seller's Cure Notice (or expiration of such 5-day period, if Seller fails to provide such cure notice) to elect in writing to terminate this Agreement, in which case the Deposit shall be returned to Buyer and neither party shall have any further obligations hereunder except for Buyer's obligations under Paragraph 9.1 and Article 21. If Buyer does not so elect to terminate this Agreement, then Buyer shall be deemed to have waived its disapproval of all disapproved title matters except to the extent of Seller's agreement to undertake any curative action as set forth in Seller's Cure Notice. If Seller provides Buyer with a Seller's Cure Notice, Seller shall use commercially reasonable efforts to complete the curative action set forth therein on or before the Closing Date. It shall be a condition precedent, but not a covenant of Seller, that all such curative action shall actually be performed on or before the Closing Date. Those exceptions approved by Buyer, the Title Company's standard printed exceptions and exclusions, and such exceptions caused by Buyer shall be referred to herein as "Permitted Exceptions." If, on the Closing Date, there are any liens, assessments or encumbrances that Seller is obligated to pay and discharge, Seller shall deposit with Escrow Holder sufficient monies (or authorize Escrow Holder to use the cash portion of the Purchase Price), acceptable to and required by Escrow Holder to insure the obtaining and recording of such satisfactions and the issuance of the Title Policy free of any such liens, assessments and encumbrances, or with insurance against any loss or damage that Buyer may suffer as a result thereof.

10.         Maintenance of the Property. From and after the date hereof until the Close of Escrow, Seller shall (a) use commercially reasonable efforts to maintain and operate the Property in its present condition, normal wear and tear, capital improvements, and damage or destruction excepted; (b) not extend, renew, modify or replace any of the Contracts without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); (c) maintain the existing insurance covering the Property or if any of such policies is expiring such policies shall be replaced with new policies containing the same or substantially similar coverage; (d) deliver to Buyer, promptly after receipt by Seller, a copy of (i) all current written default and other material notices to and from tenants; (ii) all current written default and other material notices from the service providers under any Contracts; and (iii) all written notices of any violations issued to Seller by governmental authorities with respect to the Property and any other material notices received from any governmental authority with respect to the Property; (e) not apply any security deposits held by Seller under any of the Leases; (f) fully and timely perform all of its obligations under all Leases, REAs and Contracts; and (g) promptly notify Buyer if Seller receives notice or knowledge of any information that would result in a misrepresentation under Paragraph 7.1 hereof. Additionally, from and after the date of execution of this Agreement and for so long as this Agreement remains in effect, Seller shall not (a) modify, extend or otherwise change any of the terms, covenants or conditions of the Leases, (b) grant any consents under any of the Leases, or (b) enter into new leases or any other obligations or agreements affecting the Property, as to any of (a), (b) or (c) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned before the Contingency Date and which consent may be given or withheld in Buyer's sole discretion after the Contingency Date). Seller shall notify Buyer of any proposed amendment, modification or termination of a Lease or any proposed new Lease in writing, including the identity of the proposed tenant, together with a summary of the terms thereof in reasonable detail. In the event Buyer has not responded to Seller's written request for consent within three (3) business days after Seller's delivery to Buyer of all pertinent information concerning such Leases, Buyer shall be deemed to have approved Seller's request for consent. 9.4.

11.         Covenant to Convey; Title Insurance.

11.1        Conveyance of Title. At the Close of Escrow, Seller shall convey fee simple title to the Property to Buyer by the Deed (as hereinafter defined), subject only to the Permitted Exceptions.

11.2        Title Policy. On the Closing Date, the Title Company shall issue to Buyer the Title Company's standard T-1 owner's policy of title insurance (the "Title Policy") with a liability limit in the amount of the Purchase Price showing fee title to the Property to be vested in Buyer, subject only to the Permitted Exceptions.

12.         Deliveries.

12.1        Seller's Deliveries. At least one (1) business day prior to the Closing Date, Seller shall deliver to Escrow Holder the following documents, fully executed and acknowledged where appropriate, and such other items as follows:

(a)            A special warranty deed ("Deed") in the form attached hereto as Exhibit "C", conveying fee simple title to the Property to Buyer, subject only to the Permitted Exceptions;

(b)            A bill of sale ("Bill of Sale") substantially in the form and substance of Exhibit "D" hereto, conveying to Buyer, without representation or warranty, all of the Personal Property, if any, the Approvals, the Intangibles, the Warranties, if any, and the Plans;

(c)            An Assignment and Assumption of Leases (the "Assignment of Leases") substantially in the form and substance of Exhibit "E" hereto, assigning to Buyer the landlord's interest in the Leases.

(d)            An Assignment of Service Contracts (the "Assignment of Service Contracts") substantially in the form and substance of Exhibit "F" hereto, assigning to Buyer all of Seller's right, title and interest in and to the Contracts and other property described in the Assignment of Service Contracts;

(e)            Notices to the tenants under the Leases (the "Tenant Notices") of the transfer of the Property to Buyer in the form and substance of Exhibit "G" hereto;

(f)            A certificate duly executed by Seller under penalty of perjury certifying that Seller is not a "foreign person" in accordance with and for the purpose of provisions of Section 1445 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder;

(g)            A certificate regarding the representations and warranties of Seller in the form and substance of Exhibit "I" hereto;

(h)            Such funds as may be necessary to comply with Seller's obligations hereunder regarding prorations, costs, expenses, assignment of security deposits, and removal of liens or encumbrances, and payment of taxes and assessments, or Seller's authorization to Escrow Holder to use the cash portion of the Purchase Price to comply with such of Seller's obligations;

(i)             Such other documents as may be reasonably requested by Escrow Holder or the Title Company.

12.2        Buyer's Deliveries. At least one (1) business day prior to the Closing Date (except as set forth below as to the Purchase Price), Buyer shall deliver to Escrow Holder the following documents, fully executed and acknowledged where appropriate, and such other funds and items as follows:

(a)            A counterpart of the Assignment of Leases;

(b)            A counterpart of the Assignment of Service Contracts;

(c)            Immediately available funds in the amount of the balance of the cash portion of the Purchase Price (which funds shall be delivered on or before the Closing Date); and

(d)            Such other documents as may be reasonably requested by Escrow Holder or the Title Company.

12.3        Escrow Holder's Deliveries. On the Close of Escrow, subject to Escrow Holder having received the documents and monies required to be deposited into Escrow pursuant to this Agreement and Escrow Holder having received no written notice by a party that a condition precedent to its obligation to close has not been satisfied, Escrow Holder shall do each of the following:

(a)            Duly record the Deed and arrange for the delivery to the parties conformed copies thereof as soon as available.

(b)            Deliver originals of the Bill of Sale, Tenant Notices, Assignment of Leases and Assignment of Service Contracts to Buyer.

(c)            Deliver originals of the Assignment of Leases, Assignment of Service Contracts, and the Purchase Price to Seller.

(d)            Cause the Title Company to deliver the Title Policy to Buyer.

12.4        Seller's Additional Deliveries. Concurrently with the Close of Escrow, Seller shall deliver directly to Buyer the following items, if and to the extent the same are in Seller's possession and control: (a) originals of all Leases and related guaranties; (b) originals of all Contracts; and (c) keys to the Property.

13.         Prorations, Costs.

13.1        Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with the Buyer being deemed the owner of the Property as of the Closing Date:

(a)            Taxes and Assessments. All non–delinquent property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, "Taxes"), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any tenant directly to the taxing authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Closing Date and subject to the adjustment provided above, Buyer shall be responsible for Taxes on the Property payable from and after the Closing Date. In no event shall Seller be charged with or be responsible for any increase in the Taxes on the Property resulting from this sale of the Property or from any improvements made or leases entered into after the Closing Date. All net tax refunds and credits attributable to any period prior to the Closing Date which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits received by Seller that are the property of tenants under Leases shall be promptly remitted by Seller directly to such tenants or to Buyer for the credit of such tenants. All net tax refunds and credits attributable to any period subsequent to the Closing Date shall belong to and be the property of Buyer.

(b)            Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not seek to evict any tenants, terminate any Leases, exercise any remedies under a Lease or otherwise commence any legal proceedings against a tenant. Buyer shall cooperate with Seller after Closing to collect any unpaid rent under the Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing month and finally to any rent due to Seller for the period prior to the Closing month; Buyer receive a credit for any free or partially abated rent under the Leases. With respect to delinquent rents and other amounts or rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing, Seller shall retain all rights relating thereto.

(c)            CAM Expenses. To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, "CAM Charges"), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease–by–lease basis with each party being entitled to receive a portion of the CAM Charges paid under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party's respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term "CAM Lease Year" means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Within ninety (90) days after Closing, Seller shall submit to Buyer an itemization of its actual CAM Charges expenditures through Closing and the amount of CAM Charges received by the Seller as of such date. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges expenditures, Buyer shall be entitled to payment from Seller for the excess. In the event that the Seller has received CAM Charges less than its actual CAM Charges expenditures, to the extent that the Leases provide for a "true up", Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the tenant; provided, however, (i) Buyer shall remain responsible for CAM Charges owing to Seller (with respect to Seller's period of ownership) if and to the extent Buyer collected CAM Charges in excess of its actual CAM Charge expenditures (with respect to Buyer's period of ownership); and (ii) to the extent Seller is entitled to reimbursement of Taxes from tenants who pay only when the Taxes are due (e.g., tenants who pay semi–annually), Seller shall receive a credit at Closing for such unpaid amounts which relate to the period prior to Closing (and, in such event, Buyer shall be entitled to retain one hundred percent (100%) of such reimbursement of Taxes when received from such tenants); and (iii) the foregoing shall not preclude Seller from proceeding directly against any tenant for any such deficient rent (provided Seller does not seek to evict any tenants, terminate any Leases, exercise any remedies under a Lease or otherwise commence any legal proceedings against a tenant). Upon receipt by either party of any CAM Charge true up payment from a tenant, the party receiving the same shall provide to the other party its allocable share of the "true up" payment within ten (10) business days of the receipt thereof.

(d)            Fees and Charges Under the Contracts, Licenses and Permits. Fees and charges under such of the Contracts, and fees for all licenses and permits, on the basis of the periods to which such Contracts, licenses and permits relate.

(e)            Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing. Seller shall use reasonable efforts to cause all utility billings to be closed in its name as of the Close of Escrow so that Buyer may be separately billed for any utility charges following Closing. If Seller is unsuccessful in its efforts to cause utility billings to be closed in its name, such utility billings shall be prorated as of the date of the Close of Escrow (and reprorated upon receipt of the actual bills) on the basis of the last ascertainable bills with the assumption that utility charges were uniformly incurred during the billing period as of the date of the Close of Escrow, and Seller shall receive a credit for any prepaid deposits assigned to Buyer.

(f)            Security Deposits. Security deposits (including any portion thereof which may be designated as prepaid rent) under the Leases, if and to the extent that such deposits have not been otherwise properly applied by Seller to any obligations of any tenants under the Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all such security deposits to be refunded to the tenants under the Leases (to the extent the same are required to be refunded by the terms of such Leases).

(g)            Percentage Rent. Any percentage rents due or paid under any of the Leases ("Percentage Rent") shall be prorated between Buyer and Seller outside of Escrow as of the Closing Date on a lease–by–lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was landlord under each such Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term "Lease Year" means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports ("Gross Sales Reports") and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party's pro–rata share of the Percentage Rent for which payment was received within ten (10) business days of the receipt thereof. In the event that a tenant only remits a partial payment, then the amount to be remitted to the other party shall be its pro–rata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer to Seller to pay to the other party its pro–rata share of the Percentage Rent prior to receiving the Percentage Rent from the tenants, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party's right to contest the accuracy or amount of the Percentage Rent paid by the tenants.

(h)            Calculation; Reproration. Escrow Holder shall prepare and deliver to Buyer and Seller prior to the Closing Date estimated, separate seller's and buyer's closing statements which shall set forth the prorations and credits provided for in this section. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph. Buyer and Seller shall each notify the other within two (2) days after its receipt of such estimated closing statements of any items which such party disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated, separate closing statements, as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement), shall be referred to herein as the "Closing Statements". If the prorations and credits made under the Closing Statements shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, one hundred eighty (180) days after the Closing occurs (except with respect to CAM Charges and Taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statements by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statements shall be binding and conclusive against such party.

(i)             Survival. This Paragraph shall survive the Closing Date.

13.2        Costs. Each party shall pay all attorneys' fees, accounting fees, and other expenses incurred by it in connection with the transactions contemplated hereby. Seller shall pay: (i) the basic premium for the Title Policy, (ii) one-half (½) of all escrow fees, (iii) the costs of the Survey, and (iv) one-half (1/2) of any documentary transfer taxes. Buyer shall pay: (i) one-half (½) of all escrow fees; (ii) all recording fees; (iii) the premiums and costs for any extended coverage and/or endorsements obtained by Buyer in connection with the Title Policy; and (iv) one-half (1/2) of documentary transfer taxes. All other closing costs shall be apportioned in the manner customary in the county where the Property is located.

13.3        Cancellation Fees. Notwithstanding the foregoing Paragraph 13.2, in the event of a default by Seller or Buyer hereunder, all cancellation fees and other Escrow charges shall be borne by the defaulting party and otherwise shared equally.

13.4        Commissions and Tenant Improvements. Except for leasing commissions and tenant improvement allowances which are currently due and payable as of the date of this Agreement (which shall be paid by Seller) and leasing commissions and tenant improvement allowances which are not currently due and payable as of the date of this Agreement, but which relate to leases entered into by Seller prior to the date of this Agreement (for which Buyer shall receive a credit at the Closing and thereafter be obligated to pay directly to the applicable parties the applicable amounts owed), Buyer shall pay all other leasing commissions and tenant improvement allowances including, without limitation, leasing commission and tenant improvement allowances which (i) relate to new leases executed after the Closing Date and approved by Buyer; (ii) relate to extensions, expansions and modifications of existing leases executed after the Closing Date and approved by Buyer; (iii) relate to new leases, or extensions, expansions or modifications of existing leases executed after the date of this Agreement but prior to Closing if the same have been approved (or deemed approved) by Buyer pursuant to Paragraph 10 above; (iv) the unilateral exercise of expansion or renewal rights of Leases where such exercise occurs after the mutual execution of this Agreement; and (v) relate to refurbishment obligations of landlord under such Leases, where such obligation arises after the mutual execution of this Agreement. In the event Seller has paid all or any portion of such commissions prior to the Closing, Buyer shall reimburse Seller for the same at Closing.

14.         Conditions Precedent.

14.1        The obligation of Buyer to consummate the conveyance of the Property hereunder is subject to the satisfaction of each of the following conditions precedent ("Buyer's Conditions"):

(a)            The representations and warranties of Seller contained in Articles 7 and 8 shall be true on and as of the Close of Escrow as if the same were made on and as of that date (except that any representation which was made "as of the date of this Agreement" need only be true as of the date first set forth in Paragraph 1 above).

(b)            Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Close of Escrow.

(c)            There shall not have been filed by or against Seller at any time prior to or on the Close of Escrow any bankruptcy, reorganization or arrangement petition.

(d)            Seller shall diligently and in good faith endeavor to obtain and deliver to Buyer no later than five (5) business days prior to the Closing estoppel certificates in the form of Exhibit "B-2" attached hereto and made a part hereof, which may include commercially reasonable modifications (or in such form as may be prescribed under any Lease or in the customary form used by any tenant that is a regional or national retailer), certified as set forth in such Exhibit "B-2" ("Estoppel Certificate"), duly executed by each of the tenants under the Leases dated within thirty (30) days of the Closing Date. Estoppel Certificates that (1) are dated not more than thirty (30) days prior to the Closing Date, (2) have all blanks completed or marked not applicable, as appropriate, and (3) do not indicate (x) any material discrepancy from the Materials, or (y) any material and adverse claim of landlord or tenant default (items (1)-(3) being collectively referred to herein as, the "Estoppel Requirements") are herein referred to as the "Tenant Executed Estoppels". In the event that Seller shall not have obtained Tenant Executed Estoppels from Tenants comprising at least ninety percent (90%) of the leased area of the Property which must include, without limitation, Tenant Executed Estoppels from Best Buy, Marshalls, Ross, Melrose, Anna’s Linens, Chase Bank, Factory 2 U, Shoe Carnival and McDonalds (the "Major Tenants") (collectively, the "Required Tenant Executed Estoppels") at the Closing, Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller at least one (1) business day before the Closing Date, whereupon the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except for Buyer's obligations under Paragraphs 9.1 and 21 of this Agreement. Seller agrees to forward all Tenant Executed Estoppels received by Seller from a tenant to Buyer within three (3) business days after Seller's receipt of same. Buyer’s failure to disapprove of any Estoppel Certificate within five (5) business days after Buyer's receipt thereof, shall be deemed Buyer’s approval of such Estoppel Certificate (in which event the same may be deemed a Tenant Executed Estoppel for all purposes hereunder). In addition to the foregoing, Seller agrees to reasonably cooperate with Buyer and Buyer's lender, at no cost or expense to Seller, in seeking to obtain executed subordination, non-disturbance and attornment agreements (the "SNDAs") from the tenants under the Leases. Further, Seller agrees that Buyer and Buyer's lender shall have the right to deal directly with the tenants under the Leases in negotiating and obtaining the execution of the SNDAs; provided, however, neither the delivery of such SNDAs, nor the content of such SNDAs shall be a condition to Closing or permit Buyer to terminate this Agreement or extend the Closing Date.

(e)            No Major Tenant shall have (a) filed a petition in bankruptcy, (b) been adjudicated insolvent or bankrupt, (c) petitioned a court for the appointment of any receiver of or trustee for it or any substantial part of its property, (d) commenced any proceeding under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (e) become the subject of an involuntary bankruptcy petition, (f) vacated its leased premises, or (g) had its Lease terminated.

(f)            The unconditional and irrevocable agreement by the Title Company to issue the Title Policy, subject only to the Permitted Exceptions or the payment of the applicable premiums.

(g)            Delivery of possession of the Property to Buyer subject only to the Permitted Exceptions and to the rights of tenants under the Leases, as tenants only.

(h)            Buyer's timely approval or deemed approval of all matters and items referred to in Article 9.

14.2        The obligation of Seller to consummate the conveyance of the Property hereunder is subject to the satisfaction of each of the following conditions precedent ("Seller's Conditions"):

(a)            The representations and warranties of Buyer contained in Articles 6 and 8 shall be true on and as of the Close of Escrow as if the same were made on and as of that date.

(b)            Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Close of Escrow.

(c)            There shall not have been filed by or against Buyer at any time prior to the Close of Escrow any bankruptcy, reorganization or arrangement petition.

In the event any of Buyer's Conditions or Seller's Conditions shall not be satisfied as of the Closing Date, Seller or Buyer, as applicable, shall have the right to terminate this Agreement by giving written notice to the other, and, except in the event of a default by Buyer, Buyer shall receive a return of the Deposit, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

15.         Cooperation Regarding Tax-Deferred Exchange.

15.1        Buyer's Representations Regarding Seller's Exchange. Although this Agreement is not conditioned upon the consummation of a concurrent or delayed exchange in accordance with Section 1031 of the Internal Revenue Code of 1986, Buyer acknowledges that Seller may desire to utilize all or a portion of the Purchase Price paid by Buyer for the Property in this Escrow in connection with such an exchange. Seller shall have the right, without the need of any further approval or consent of Buyer at all times during the term of the Escrow and prior to the Close of Escrow, to convey all or a portion of the Property and assign and delegate Seller's corresponding rights and obligations under this Agreement to an intermediary party designated by Seller for the purpose of effecting such an exchange, provided such exchange does not delay the Closing or cause Buyer to incur any additional obligation, cost, expense or liability. Seller hereby indemnifies Buyer and holds Buyer harmless from and against all loss, cost, damage, liability and expense (including without limitation reasonable attorneys' fees and costs), arising out of or incurred in connection with Buyer's reasonable cooperation with Seller pursuant to this Article 15.1. Seller acknowledges and agrees that Buyer shall reasonably cooperate with Seller as provided above as an accommodation to Seller only, and Buyer makes no representations or warranties of any kind regarding whether the consummation of this Agreement or any other escrow of Seller shall result in any tax benefit to Seller or shall qualify as a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986. Seller's failure to close any other escrow in connection with such an exchange shall have no effect upon or interfere with the Closing of this Close of Escrow pursuant to this Agreement. Buyer shall not have any obligation to incur any expense or liability or undertake any obligation, including, without limitation, taking title to any other property in connection with such exchange by Seller.

15.2        Seller's Representations Regarding Buyer's Exchange. Although this Agreement is not conditioned upon the consummation of a concurrent or delayed exchange in accordance with Section 1031 of the Internal Revenue Code of 1986, Seller acknowledges that Buyer may acquire the Property in connection with such an exchange. Buyer shall have the right, without the need of any further approval or consent of Seller at all times during the term of the Escrow, to assign and delegate Buyer's rights and obligations under this Agreement to an intermediary party designated by Buyer for the purpose of effecting such an exchange, provided such exchange does not delay the Closing or cause the Seller to incur any additional cost, expense or liability. Buyer hereby indemnifies

Seller and holds Seller harmless from and against all claims, loss, cost, damage, liability and expense (including without limitation reasonable attorneys' fees and costs) arising out of or incurred in connection with Seller's cooperation with Buyer pursuant to this Paragraph 15.2. Buyer acknowledges and agrees that Seller shall reasonably cooperate with Buyer as provided above as an accommodation to Buyer only, and Seller makes no representations or warranties of any kind regarding whether the consummation of this Agreement or any other escrow of Buyer shall result in any tax benefit to Buyer or shall qualify as a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986. Buyer's failure to close any other escrow in connection with such an exchange shall have no effect upon or interfere with the Close of Escrow pursuant to this Agreement. Seller shall not have any obligation to incur any expense or liability or undertake any obligation, including, without limitation, taking title to any other property in connection with any such exchange by Buyer.

16.         Casualty; Condemnation.

16.1        Partial Damage. In the event of the occurrence of any casualty to the Property prior to the Close of Escrow which shall cost One Million Dollars ($1,000,000.00) or less to repair (as determined by an independent contractor selected by Seller and reasonably approved by Buyer), the obligations of the parties hereunder shall be unaffected and the parties shall proceed to closing without reduction of the Purchase Price. In such case, Seller shall assign to Buyer any available insurance proceeds and credit Buyer for any insurance deductible (excluding any earthquake deductible).

16.2        Material Damage or Condemnation. In the event of the occurrence of any of the following prior to the Close of Escrow: (i) the commencement of any eminent domain or condemnation proceedings with respect to any portion of the Property, (ii) any casualty which shall cost in excess of One Million Dollars ($1,000,000.00) to repair or (iii) damage or destruction which will entitle any Major Tenant to terminate its Lease, Buyer party may terminate this Agreement and the rights and obligations of the parties on written notice to Seller given prior to the Close of Escrow, in which case the Deposit and all interest earned thereon shall be returned to Buyer, and Seller and Buyer shall each be responsible for one-half (½) of any escrow costs and cancellation fees. If Buyer fails to terminate in a timely manner pursuant to this Paragraph 16.2, then the parties shall proceed to the Close of Escrow without any reduction of the Purchase Price or other change in terms, and Seller shall assign to Buyer at closing all insurance or condemnation proceeds and credit Buyer for any insurance deductible (excluding any earthquake deductible).

17.         Default; Remedies.

17.1        Default by Buyer; Liquidated Damages. IF BUYER SHOULD DEFAULT OR BREACH ITS OBLIGATIONS UNDER THIS AGREEMENT AND FAIL TO CLOSE ESCROW AS A RESULT THEREOF, SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND TO RECEIVE AND RETAIN, AS LIQUIDATED DAMAGES, THE DEPOSIT PLUS ANY INTEREST EARNED THEREON. THE PARTIES ACKNOWLEDGE THAT SAID SUM IS FAIR AND REASONABLE IN LIGHT OF ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE PARTIES' ESTIMATION OF THE POSSIBLE RANGE OF DAMAGES TO SELLER IN THE EVENT OF SUCH A DEFAULT OR BREACH BY BUYER, THE PARTIES HERETO HEREBY AGREEING THAT THE DAMAGES TO SELLER IN THE EVENT OF BUYER'S DEFAULT OR BREACH WOULD BE IMPOSSIBLE TO ACCURATELY DETERMINE AND THAT PROOF OF THE AMOUNT OF SUCH DAMAGES WOULD BE COSTLY AND INCONVENIENT. SUCH LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR BUYER'S DEFAULT OR BREACH AND BUYER SHALL HAVE NO OTHER OR FURTHER OBLIGATION OR LIABILITY UNDER THIS AGREEMENT TO SELLER ON ACCOUNT OF SUCH DEFAULT OR BREACH (EXCEPT FOR BUYER'S CONTINUING OBLIGATIONS UNDER PARAGRAPHS 8.2, 9.1 AND 21). SELLER AND BUYER HEREBY AGREE, AND SO INSTRUCT ESCROW HOLDER. BY INITIALING THIS PROVISION IN THE SPACE BELOW, SELLER AND BUYER EACH SPECIFICALLY AFFIRM THEIR RESPECTIVE AGREEMENTS CONTAINED IN THIS ARTICLE 17.

BUYER'S INITIALS:	SELLER'S INITIALS:	.

17.2        Default by Seller. In the event of a default by Seller hereunder prior to the Closing, Buyer, in its sole and absolute discretion, shall elect as Buyer's sole and exclusive remedy to either:

(a)            terminate this Agreement, in which event the Deposit and all interest earned thereon shall be returned to Buyer (in which event Buyer and Seller shall thereafter have no further obligations under this Agreement, except for Buyer's indemnity obligations hereunder); or

(b)            Specifically enforce the terms and provisions of this Agreement against Seller (provided that a claim for specific performance is filed with the appropriate court within one (1) year after the scheduled Closing Date).

Notwithstanding anything herein to the contrary, in the event that Seller willfully and intentionally defaults in its obligations under this Agreement for the intended purpose of preventing Buyer from purchasing the Property and if specific performance is not a commercially reasonable available remedy, Buyer shall have the right to terminate this Agreement, in which event the Deposit and all interest earned thereon shall be returned to Buyer, and, in addition, recover from Seller Buyer's actual out-of-pocket costs and expenses in connection with its investigation of the Property and the transaction contemplated by this Agreement (not to exceed $100,000.00 in the aggregate).

17.3        Limitation on Seller’s Liability. Notwithstanding anything to the contrary contained herein, if the Closing of the transactions hereunder shall have occurred: (1) Seller shall have no liability (and Buyer shall make no claim against Seller) for a breach of any representation or warranty or any other obligation of Seller under this Agreement or any document executed by Seller in connection with this Agreement, unless (a) such breach was not actually known to Buyer at the time of Closing, (b) the valid claims for all such breaches collectively aggregate to more than $25,000.00, and (c) the liability of Seller under this Agreement and such documents does not exceed, in the aggregate, the amount of $500,000.00 (it being understood that, notwithstanding anything to the contrary in this Agreement or any other document, Seller’s liability under this Agreement and the documents executed by Seller in connection herewith shall in no event exceed, in the aggregate, the amount of $500,000.00); and (2) in no event shall Seller be liable for any consequential, special or punitive damages.

18.         Notices. Any notice, demand or document which any party is required or may desire to give, deliver or make to any other party shall be in writing, and may be personally delivered or given or made by United States registered or certified mail, return receipt requested, by overnight delivery service (e.g., Federal Express), or by telecopied or electronic (pdf) transmission (as verified by facsimile or email confirmation) addressed as follows:

To Seller:	FP Southway, LLC
1901 Avenue of the Stars, Suite 820
Los Angeles, CA 90067
	Attn:	Scott C. Dew
	Fax:	(310) 557-0608
	Email:	sdew@rpdcatalyst.com

With copy to:	Rosenfeld, Wolff & Klein
1901 Avenue of the Stars, Suite 500
Los Angeles, California 90067
	Attn:	David C. Klein, Esq.
	Fax:	(310) 556–0401
	Email:	dklein@rwak.com

To Buyer:	American Realty Capital IV, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
	Attn:	Michael Weil
	Fax:	(857)207-3397

With copy to:	American Realty Capital IV, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
	Attn:	Jesse Galloway and Jeremy Eichel
	Fax:	(646) 861-7751
	Email:	jgalloway@arlcap.com
	Email:	jeichel@arlcap.com

With copy to:	Retail Centers of America
2000 McKinney Avenue, Suite 1000
Dallas, Texas 75201
Attn: Robert Dozier and Steve Seitz
	Fax:	(214) 740-3313
	Email:	rdozier@lpc.com
	Email:	sseitz@lpc.com

With copy to:	Condon Thornton Sladek Harrell PLLC
8080 Park Lane, Suite 700
Dallas, Texas 75231
	Attn:	William L. Sladek
	Fax:	(214) 691-6311
	Email:	bsladek@ctshlaw.com

Any party may designate a different address for itself by notice similarly given. Any notice, demand or document so given, delivered or made by United States mail shall be deemed to have been given three (3) business days after the same is deposited in the United States mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any notice, demand or document delivered by overnight delivery service shall be deemed complete upon actual delivery or attempted delivery, provided such attempted delivery is made on a business day. Any such notice, demand or document given by facsimile or electronic (pdf) transmission shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given or delivered (as verified by facsimile or email confirmation); provided, however, if any such notice is delivered on Saturday, Sunday or a federal holiday or after 5:00 p.m. local time the same shall be deemed delivered on the next business day. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

19.         Further Assurances. Seller and Buyer agree that at any time or from time to time after the execution of this Agreement and whether before or after the closing they shall, upon request of each other, execute and deliver such further documents and do such further acts and things as such party may reasonably request in order to fully effect the purpose of this Agreement.

20.         Intentionally Deleted.

21.         Attorneys' Fees. In the event of any action for breach of, to enforce the provisions of, or otherwise involving this Agreement, the court in such action shall award a reasonable sum as attorneys' fees to the party who, in the light of the issues litigated and the court's decision on those issues, was more successful in the action. The more successful party need not be the party who recovers a judgment in the action. If a party voluntarily dismisses an action, a reasonable sum as attorneys' fees shall be awarded to the other party.

22.         Miscellaneous Provisions.

22.1        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, oral or written, express or implied, and all understandings, negotiations or discussions of the parties, whether oral or written, and there are no warranties, representations or agreements between the parties in connection with the subject matter hereof except as are set forth herein. This Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

22.2        Severability; Partial Invalidity. The parties expressly agree that the terms and provisions of this Agreement are contractual in nature and not merely recitals, and shall be considered independent and severable. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not impair, invalidate or otherwise affect the remainder of such provision or any other provisions of this Agreement.

22.3        No Waiver of Breach. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach. The failure by any party hereunder to enforce its rights under this Agreement on any occasion shall not operate as or be deemed to be a waiver of any future enforcement or exercise of such rights.

22.4        Amendments. This Agreement may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

22.5        Waiver of Conditions. Either party may, at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party. No waiver shall reduce the rights and remedies of such party by reason of any breach of the other party.

22.6        Assignments; Successors and Assigns. Buyer shall not assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, Buyer shall have the right, without Seller's consent (but with written notice to Seller at least five (5) business days prior to the Closing Date), to assign this Agreement to an entity that is owned or controlled by, or under common ownership or control with Buyer, or an entity that is owned or controlled by, or under common ownership or control with, Buyer, or in which Buyer, or an individual or entity, that owns or controls Buyer, or is under common ownership or control with Buyer, is a general partner or managing member; provided that such assignee fully assumes in writing all obligations of the "Buyer" hereunder including, without limitation, the release provisions set forth in Paragraph 7.5 above. Further, Buyer is entering into this Agreement for and on behalf of an affiliated entity: ARC SWCHSTX001, LLC [CONFIRM NAME OF APPROVED ASSIGNEE] ("Approved Assignee") and intends, and shall have the right, upon prior written notice to Seller at least two (2) days prior to the Closing Date, to assign its rights under this Agreement to Approved Assignee prior to Closing, provided such entity assumes in writing all obligations of “Buyer” hereunder, including without limitation, the release provisions set forth in Paragraph 7.5 above. In the event of an assignment of this Agreement by Buyer in accordance with the terms of this Paragraph, the assignor shall not be released from liability hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

22.7        Survival. Except as specifically provided to the contrary in this Agreement, each and every agreement, obligation, warranty, representation, covenant and indemnification of Seller and Buyer contained herein shall survive the closing hereunder and the transfer and conveyance of the Property and any and all performances under this Agreement.

22.8        Time. Time is of the essence of this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed or by which the Close of Escrow must be held expires on a Saturday, Sunday, federal holiday or legal bank holiday in the state where the Property is located, then such time period shall be automatically extended to the close of business on the next business day.

22.9        Remedies. Except as otherwise specifically provided herein, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

22.10      Meaning of Certain Words. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders.

22.11      Texas Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to its laws relating to choice of law.

22.12      Headings and Labels. All article and paragraph titles or captions are for convenience only and shall not be deemed a part of this Agreement.

22.13      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which when taken together shall constitute one and the same instrument.

22.14      Exhibits. All of the Exhibits attached to this Agreement are incorporated herein as if set forth in full.

Exhibit A	Legal Description
Exhibit B	Schedule of Leases
Exhibit B-1	Schedule of Contracts
Exhibit B-2	Form of Estoppel Certificate
Exhibit C	Special Warranty Deed
Exhibit D	Bill of Sale
Exhibit E	Assignment and Assumption of Leases
Exhibit F	Assignment of Service Contracts
Exhibit G	Tenant Notices
Exhibit H	Audit Letter
Exhibit I	Certificate
Schedule 1	Due Diligence Materials

22.15      Construction. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party's having, or being deemed to have, drafted, prepared, or imposed such provision.

22.16      No Third Party Beneficiaries. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto (and the Releasees).

22.17      Limitation of Liability of Seller and Buyer. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Seller or Buyer have any liability for speculative, special, consequential, punitive, or any damages (including damages from a failure of Seller or Buyer to complete its 1031 exchange) other than actual damages under any provision of this Agreement.

22.18      SEC S-X 3-14 Audit. Seller understands that Buyer is subject to the reporting requirements of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and Rule 3-14 of Regulation S-X. In order to enable Buyer to comply with such reporting requirements, Seller agrees, at no cost or expense to Seller, to provide Buyer and its representatives all reasonable documentation in Seller’s possession and/or control requested by Buyer in order for Buyer to comply with Rule 3-14 including, but not limited to, if applicable, Seller's most current financial statements (including income statements and balance sheets) relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request and, to the extent required under such Rule 3-14 and readily available to Seller, support for certain operating revenues and expenses specific to the Property, including general ledger detail, accounts receivable analysis, budget to actual analysis and copies of bills and invoices. Within five (5) business days following a written request from Buyer, Seller shall provide a letter to Buyer's auditors in substantially the form attached hereto as Exhibit "H". Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. This Section 22.18 shall survive the Closing.

22.19      Reporting Requirements. Buyer and Seller hereby designate the Title Company as the "Reporting Person" for the transaction contemplated by this Agreement.

22.20      Confidentiality. This Agreement is being executed with the understanding that Buyer and its affiliates and agents, if any, shall treat all information herein (as well as all Materials, reports, tests, studies, plans and other due diligence information obtained from Seller or by Buyer) as confidential, and Buyer shall not disclose any such information without the express written consent of Seller. Further, neither Seller nor Buyer shall disclose the terms or conditions of the transaction contemplated by this Agreement without the express written consent of the other party. Notwithstanding the foregoing, Buyer and Seller shall have the right to disclose information with respect to the Property (i) to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary in connection with the purchase and sale of the Property, provided that all such persons are told that such information is confidential and agree to keep such information confidential, (ii) to the extent Buyer or Seller is required to disclose the same pursuant to a court order, applicable laws (including making such public statements or filings as may be required under any regulations of the U.S. Securities and Exchange Commission applicable to Buyer or its affiliates or as may be otherwise advised by counsel to Buyer), and (iii) to the extent necessary to disclose in the context of a legal dispute between Buyer and Seller. Buyer shall indemnify Seller and hold Seller harmless from and against any loss incurred by Seller as a result of a breach of the foregoing.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement of Purchase and Sale of Property and Escrow Instructions on the dates and at the places set forth opposite their signatures below.

"SELLER"

FP Southway, LLC,
a Delaware limited liability company

By:	/s/ Scott.C. Dew	Executed this 3rd day of April ,
Its:	Scott C. Dew, President	2014

"BUYER"

American Realty Capital IV, LLC,
a Delaware limited liability company

By:	Edward M. Weil, Jr.	Executed this 4th day of April ,
Its:	President	2014

"ESCROW"

ACKNOWLEDGED AND ACCEPTED THIS 4th DAY OF April , 2014

Benchmark Title Services

By:	/s/ Brett Poston
Its:	Attorney/Closer

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

SCHEDULE OF LEASES

EXHIBIT B-1

SCHEDULE OF CONTRACTS

EXHIBIT B-2

FORM OF ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

TENANT:______________________________________________

STORE NO:__________________ ("Premises") at Southway Center, Houston, Texas ("Center")

PREMISES ADDRESS: __________________________________

The undersigned ("Tenant") hereby certifies to AMERICAN REALTY CAPITAL IV, LLC, ARC SWHSTX001, LLC, and their respective successors and assigns (collectively, the "Purchaser") of the Center and to Purchaser's lender, [____________], a [____________], and its successors and assigns (the "Lender"), as follows:

a)          Tenant is the present tenant of the Premises pursuant to that certain Lease dated ___________, ____, by and between _______________________ ("Landlord") or its predecessor-in-interest, as landlord, and Tenant or its predecessor-in-interest, as tenant ("Lease"). A true, correct and complete copy of the Lease, together with any amendments, modifications and supplements thereto and any guaranties thereof, is attached hereto. The Lease is the entire agreement between Landlord (or any affiliated party) and Tenant (or any affiliated party) pertaining to the leased premises. There are no amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, of the Lease, except those which are attached hereto. The Lease has been duly executed and delivered by, and is a binding obligation of, Tenant, and the Lease is in full force and effect.

b)          The primary term of the Lease is for a period of ____________ (___) years, commencing _______________, ____ and expiring on ______________, _____. [The Lease also contains ____ renewal option[s] for a period of ___________ (___) years [each] under the terms and conditions specified in the Lease.]

c)          The current monthly rental of $__________________ has been paid through ________, 2014. Monthly rent is payable in advance on the first day of each calendar month. All additional rents and other sums due and payable under the Lease have been paid through the date hereof. No rents, additional rents or other sums payable under the Lease have been paid more than one (1) month in advance of the due dates therefor. [Tenant's percentage share of operating expenses/common area charges, insurance and real estate taxes is _____%, which is currently being paid on an estimated basis in advance at the rate of $__________ per month.] [Tenant is obligated to pay percentage rent equal to ____% of annual gross sales in excess of $__________. Percentage rent has been paid through __________, 201[_].]

d)          A security deposit of $ _____________ has been paid under the Lease.

e)          All obligations of Landlord under the Lease as of the date hereof have been performed. As of the date hereof, to Tenant's knowledge, neither Tenant nor Landlord are in default in the performance of any of their respective obligations under the Lease, nor does any condition exist which with the giving of notice of the passage of time, or both, would constitute a default by Tenant or Landlord under the Lease.

f)          Tenant has unconditionally accepted possession of the Premises and is now occupying the Premises and open for business. Any improvements to be made by the Landlord have been completed to the satisfaction of Tenant. Tenant has received payment in full of any tenant improvement allowance or build-out allowance or any other payment to be provided by Landlord under the terms of the Lease. Tenant is not aware of any defect in the Premises.

g)          There is no remaining free rent period or any unexpired concession or abatement of rent. The lease term has commenced and full rental is now accruing thereunder. Landlord is not reimbursing Tenant or paying Tenant's rent obligations under any other lease, and Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right of deduction from, or set off against, future rent payments. Tenant has no present right to any credit, offset, deduction or defense against any rents, additional rents or other sums due or to become due under the Lease.

h)          No assignments, subleases, mortgages, hypothecation, or other transfers of Tenant's interest in the Lease are currently in effect. Tenant is not insolvent and is able to pay its debts as they mature. Tenant has not declared bankruptcy or similar insolvency proceeding, and has no present intentions of doing so, no such proceeding has been commenced against Tenant seeking such relief, and Tenant has no knowledge that any such proceeding is threatened.

i)          The Lease does not contain and Tenant does not otherwise have any (1) option to purchase the Premises or the Center, (2) right of first refusal with respect to the Premises or the Center, (3) any right to lease additional space in the Center, or (4) right to terminate or cancel the Lease in whole or in part (except as expressly set forth in the Lease).

j)          Neither the Landlord nor the Tenant has commenced any action to terminate the Lease or has given or received any notice of default with respect to the Lease.

k)          The person signing this Tenant Estoppel Certificate is duly authorized to sign this Certificate on behalf of Tenant and execution hereof is the binding act of Tenant enforceable against Tenant.

l)          This Tenant Estoppel Certificate is made knowing that Purchaser and Lender are relying upon the representations herein made. The term "Lender" as used herein includes any successor or assign of the named Lender and the term "Landlord" as used herein includes any successor or assign of the named Landlord.

TENANT:

____________________________________

By:_________________________________

Name: ______________________________

Title: _______________________________

Dated:_______________________, 2014

EXHIBIT C

SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS	§

THAT _____________________________________, a __________________________ ("Grantor"), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by _______________________________________________ ("Grantee"), whose mailing address is 2000 McKinney Avenue, Suite 1000, Dallas, Texas 75201, the receipt and sufficiency of which consideration are hereby acknowledged, and upon and subject to the provisions hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY, unto Grantee all of the real property situated in Harris County, Texas, described on Exhibit A attached hereto and made a part hereof for all purposes, together with all and singular all of Grantor's right, title and interest in and to the rights, benefits, privileges, easements, tenements, hereditaments, rents, issues and profits, reversions, remainders and appurtenances thereon or in anywise appertaining thereto, and all right, title and interest of Grantor in and to all improvements and fixtures located on said real property, and any right, title and interest of Grantor in and to (a) any strips or gores adjoining or adjacent to said real property, (b) the streets and roads adjoining or adjacent to said real property to the center line thereof, and (c) all oil, gas, mineral, water, drilling and irrigation rights, if any, running with or otherwise pertaining to said real property (said land, rights, benefits, privileges, easements, tenements, hereditaments, appurtenances, improvements, fixtures and interests being hereinafter referred to as the "Property").

This conveyance is made subject to those encumbrances and exceptions set forth on Exhibit B attached hereto and made a part hereof for all purposes (collectively, the "Permitted Exceptions").

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions, as aforesaid, unto Grantee, its successors and assigns, forever; and Grantor does hereby covenant with Grantee that, subject only to the Permitted Exceptions, Grantor will warrant and forever defend all and singular the Property unto Grantee, its successors and assigns, against the lawful claims and demands of all persons claiming by, through or under Grantor, but not otherwise.

THIS DEED AND THE CONVEYANCE HEREUNDER IS SUBJECT TO THE DISCLAIMERS AND LIMITATIONS SET FORTH IN PARAGRAPHS 7.2 THROUGH 7.7 OF THAT CERTAIN AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY DATED MARCH __, 2014, BETWEEN GRANTOR, AS SELLER, AND AMERICAN REALTY CAPITAL IV, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AS BUYER, AS ASSIGNED BY AMERICAN REALTY CAPITAL IV, LLC TO GRANTEE.

IN WITNESS WHEREOF, this Special Warranty Deed has been executed by Grantor to be effective as of the ___ day of _________________, 2014.

_________________________________________________,
a ________________________________________________

By: _____________________________________________
Name: ___________________________________________
Title: ___________________________________________

THE STATE OF _____________	§

COUNTY OF _______________	§

          This instrument was acknowledged before me on this _____ day of           , 2014, by ________________________, _____________________ of _______________________, a ______________, on behalf of said __________________.

Notary's Signature

My Commission Expires:	Notary's Printed Name:

Exhibit A To Special Warranty Deed

LEGAL DESCRIPTION

Exhibit "C"

Exhibit B To Special Warranty Deed

PERMITTED EXCEPTIONS

Exhibit "C"

EXHIBIT D

BILL OF SALE

Exhibit "D"

BILL OF SALE

1.          Identification and Parties. This Bill of Sale is executed this         day of                                       , 20[      ] by and between [                                                                                                                            ], a [                                                     ] ("Seller") for the benefit of [                                                                ], a [                                                          ] ("Buyer").

2.          Recitals.

2.1          Seller and Buyer are parties to that certain "Agreement of Purchase and Sale of Real Property and Escrow Instructions" dated[                                             ], 20[         ] ("Agreement") whereby Seller agreed to sell and convey to Buyer that certain Property defined in the Agreement and commonly known as[                                                                                                  ]. The Agreement is incorporated herein by this reference as though set forth in full. All undefined terms used with initial capital letters herein shall have the same definitions as set forth in the Agreement.

2.2          The Agreement requires the execution and delivery of this Bill of Sale.

2.3          For and in consideration of the consummation of the transactions specified in the Agreement and in order to consummate such transactions as required by the Agreement, Seller hereby executes this Bill of Sale.

3.          Conveyance.

3.1          Seller hereby sells, transfers, grants, bargains, conveys, assigns, and delivers to Buyer, its successors and assigns, without representation or warranty, but free and clear of all liens and encumbrances, all of Seller's right, title and interest in and to the Personal Property, the Intangibles, the Warranties, the Plans, and the Approvals.

3.2          Seller further agrees with Buyer that it will execute such other and further conveyances, assignments, transfers and other instruments as shall be reasonably necessary to effectuate the sale of the Personal Property, the Intangibles, the Warranties, the Plans, and the Approvals and the vesting in Buyer of title to all thereof.

4.          Entire Agreement. This Bill of Sale is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Bill of Sale shall be made against either party, except of the basis of a written instrument executed by or on behalf of such party.

"SELLER"

[________________________],
a ____________________________

By: ____________________________

Its: ____________________________

Exhibit "D"

EXHIBIT E

ASSIGNMENT OF ASSUMPTION OF LEASES

Exhibit "E"

ASSIGNMENT AND ASSUMPTION OF LEASES

1.          Identification and Parties. This Assignment and Assumption of Leases ("Assignment") is made and entered into this       day of                  , 20[      ] by and between [                                              ], a [                                                     ] ("Assignor") for the benefit of [                                                         ], a [                                                     ] ("Assignee").

2.          Recitals.

2.1.          Assignor and Assignee are parties to that certain Agreement of Purchase and Sale of Real Property and Escrow Instructions dated [                                       ], 20[          ] ("Agreement") whereby Assignor agreed to sell and convey to Assignee that certain Property (as defined in the Agreement). The Agreement is incorporated herein by this reference as though set forth in full. All undefined terms used with initial capital letters herein shall have the same definitions as set forth in the Agreement.

2.2.          The Agreement requires the execution and delivery of this Assignment in order to convey to Assignee all of the landlord's interest in and to all leases (the "Leases") covering portions of the Property. The Leases are more particularly described on the Schedule of Leases attached hereto as Schedule 1 and incorporated herein by this reference.

2.3.          For and in consideration of the consummation of the transactions specified in the Agreement and in order to consummate such transactions as required by the Agreement, Assignor and Assignee enter into and execute this Assignment.

3.          Assignment, Assumption and Warranty.

3.1.          Assignor hereby transfers, grants, conveys and assigns to Assignee all of the landlord's interest in, to and under the Leases, and all rents, issues, and profits under the Leases first arising from and after the date hereof, together with all security deposits, prepaid rentals attributable to periods occurring on or after the date of this Assignment and all guaranties of the Leases.

3.2.          Assignee hereby accepts the assignment of the Leases and shall be entitled to all of the rights and benefits accruing to the landlord thereunder, and hereby assumes and agrees to perform any and all obligations, duties, undertakings and liabilities of Assignor under the Leases first arising from and after the date hereof as fully and completely as if Assignee was the originally named landlord under the Leases.

3.3.          This Assignment shall inure to the benefit of, and be binding upon, the respective legal representatives, successors, and assigns for the parties hereto.

4.	Miscellaneous.

4.1.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which when taken together shall constitute one and the same instrument.

E-1

4.2.          Entire Agreement. This is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Assignment shall be made against either, except on the basis of a written instrument executed by or on behalf of such party.

"ASSIGNOR"

[_________________________],
a ____________________________

By: _________________________

Its: _________________________

"ASSIGNEE"

[_________________________],
a ____________________________

By: _________________________

Its: _________________________

E-2

SCHEDULE 1 TO ASSIGNMENT OF LEASES

SCHEDULE OF LEASES

E-3

EXHIBIT F

ASSIGNMENT OF SERVICE CONTRACTS

Exhibit "F"

ASSIGNMENT OF SERVICE CONTRACTS

1.           Identification and Parties. This Assignment and Assumption of Service Contracts ("Assignment") is made and entered into this       day of                  , 20[      ] by and between [                                                            ], a [                                                     ] ("Assignor") for the benefit of [                                                         ], a [                                                     ] ("Assignee").

2.           Recitals.

2.1          Assignor and Assignee are parties to that certain Agreement of Purchase and Sale of Real Property and Escrow Instructions dated                                      , 20[           ] ("Agreement") whereby Seller agreed to sell and convey to Assignee, as buyer, that certain Property (as defined in the Agreement). The Agreement is incorporated hereby by this reference as though set forth in full. All undefined terms in initial capital letters used herein shall have the same definitions as set forth in the Agreement.

2.2          The Agreement requires the execution and delivery of this Assignment.

2.3          For and in consideration of the consummation of the transactions specified in the Agreement and in order to consummate such transactions as required by the Agreement, Assignor and Assignee enter into and execute this Assignment.

3.            Assignment.

3.1          Assignor hereby transfers, grants, conveys, and assigns to Assignee all of Assignor's right, title and interest in, to and under (i) the contracts and agreements for the maintenance, repair and service of the Property ("Service Agreements") described on Exhibit A attached hereto and made a part hereof, and (ii) any and all warranties benefiting Seller in connection with any of the Service Agreements.

3.2          Assignee hereby accepts the assignment of the Service Agreements and the warranties and shall be entitled to all rights and benefits accruing to Assignor thereunder and hereby assumes all obligations thereunder first arising from and after the date hereof.

4.            Miscellaneous.

4.1          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which when taken together shall constitute one and the same instrument.

F-1

4.2          Entire Agreement. This Assignment is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Assignment shall be made against either party, except of the basis of a written instrument executed by or on behalf of such party.

"ASSIGNOR"

[_________________________],
a ____________________________

By: _________________________

Its: _________________________

"ASSIGNEE"

[_________________________],
a ____________________________

By: _________________________

Its: _________________________

F-2

EXHIBIT A TO ASSIGNMENT OF SERVICE CONTRACTS

LIST OF SERVICE AGREEMENTS

F-3

EXHIBIT G

TENANT NOTICE

Exhibit "G"

Notice to Tenants

[________________]

All Tenants

[__________________________________]

This is to notify you that ____________________________________________ ("Seller") has sold its fee interest in the property described above and in connection therewith has assigned its interest as landlord under your lease to ______________________________________________ ("Buyer").

You are further notified that any obligation with respect to security deposits or any prepaid rents under your lease have been transferred to Buyer.

The Buyer's address is:

[______________________________________________]
[______________________________________________]
[______________________________________________]
[______________________________________________]
Fax No.: (___________) –

Commencing as of ________________________, 20[_____], all rental payments under your lease shall be paid to Buyer. Please make your rent checks payable to Buyer at the above address.

Any written notices you desire or are required to make to the landlord under your lease should hereafter be sent to Buyer at the above address.

Very truly yours,

"SELLER"

[_________________________],
a _____________________________

By: _____________________________

Its: _____________________________

Exhibit "G"

EXHIBIT H

FORM OF AUDIT LETTER

Exhibit "H"

Form of Audit Letter

[Date]

[Address of Buyer's Auditor]

We are providing this letter as an informational accommodation in connection with your audit of the statement of revenues and certain expenses (the "Statement") of Southway Center, Houston, Texas (the "Property") for the period from _______________ to _______________.

We confirm, to our actual, current knowledge, without any duty of inquiry or investigation, the following representation made to you during your audit:

1.          The Statement referred to above was prepared in material conformity with sound accounting principles, consistently applied.

2.          We have no actual, current knowledge of any fraud affecting the operations of the Property that had a material effect on the accuracy of the Statement.

SELLER:

_________________________________,
a ________________________________

By: ___________________________________
Name: ________________________________
Title: __________________________________

Exhibit "H"

EXHIBIT I

CERTIFICATE

Exhibit "I"

CERTIFICATE

Reference is hereby made to that certain Agreement of Purchase and Sale of Real Property ("Agreement") dated March __, 2014, by and between __________________________, a _________________________ ("Seller"), and AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company, as assigned by AMERICAN REALTY CAPITAL IV, LLC to _____________________________, a _____________________ ("Buyer").

Seller hereby certifies solely and exclusively to Buyer that, as of the date hereof, all of the representations and warranties of Seller set forth in Paragraph 7.1 of the Agreement are true and correct in all material respects with the same force and effect except only for any representation or warranty expressly stated in such Paragraph 7.1 to be made as of the date of the Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of this ___ day of _____________, 2014.

SELLER:

_________________________________,
a ___________________________

By: __________________________________
Name: ________________________________
Title: _________________________________

BUYER:

_________________________________________,
a _______________________________

By:_________________________________
Printed Name:_________________________
Its:_________________________________

Exhibit "I"

SCHEDULE 1

DUE DILIGENCE MATERIALS

All of the following materials, to the extent they exist and are in the actual possession or control of Seller, shall be delivered to Buyer:

Tenant Information

1.	Current Rent Roll
2.	Leases (including all amendments thereto, and material correspondence relating thereto (including default notices to and from any tenants)
3.	Ground Leases/REAs
4.	Schedule of Security Deposits

Property Information

1.	Site/Building Plans, maps and subdivision plats
2.	ALTA (and any other) Surveys
3.	All Certificates of Occupancy
4.	Architectural plans
5.	Plans and Specifications for Original Development of Property
6.	Plans and Specifications for Major Capital Repairs or Tenant Improvements
7.	Engineering Drawings (to be made available to Buyer at Seller's office)
8.	Zoning Information
9.	Real Estate Tax Information
10.	Warranties in effect at the Property
11.	Construction Agreements
12.	List of Personal Property

Property Reports

1.	Environmental Reports
2.	Geotechnical Reports
3.	Boring Logs
4.	Soils Reports
5.	Utility Reports
6.	Third party prepared Market Studies

Property Operations

1.	Historical operating statements for 2012, 2013 and year to date
2.	Current Annual Operating Budget
3.	Current Account Receivables
4.	Current Delinquency Report
5.	CAM/RE Tax Reconciliation (most recent)
6.	Tenant CAM and Tax Invoices
7.	Prepaid Rent Report (with delinquent report)
8.	Insurance Certificates for Tenants and Seller
9.	Schedule of Pending Insurance Claims
10.	Real Estate Tax Bills and Receipts
11.	Contracts - elevator, trash disposal, security, music, exterior landscaping, interior plant maintenance, cleaning, janitorial, postage meter, fire alarm, etc.
12.	Schedule of Outstanding Tenant Improvement Costs and Leasing Commissions
13.	Tenant Ledgers

Exhibit "I"

Leasing/Marketing

1.	Current Lease Deals (proposals/correspondence/approvals)
2.	Current Leasing Report

Legal

1.	Current/Pending Litigation

Exhibit "I"